Exhibit 10.11

TFF PHARMACEUTICALS, INC.

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (this “Agreement”) is entered into as of January 5th, 2023, by and between TFF Pharmaceuticals, Inc., a Delaware corporation (the “Company”), and Zamaneh Mikhak, M.D. (“Executive”).

R E C I T A L S

WHEREAS, the Company considers it essential to its best interests and the best interests of its stockholders to employ Executive as its Chief Medical Officer during the Employment Term, as defined below; and

WHEREAS, Executive is willing to accept her employment on the terms hereinafter set forth in this Agreement.

A G R E E M E N T

NOW, THEREFORE, in consideration of the premises and mutual covenants herein and for other good and valuable consideration, the parties agree as follows:

1. Duties and Scope of Employment.

(a) Positions and Duties. Company hereby employs Executive in the capacity of Chief Medical Officer, in accordance with the terms of this Agreement, the Amended and Restated Bylaws of the Company, as further amended from time to time (“Bylaws”), and all Company written policies or procedures currently in effect or subsequently implemented. Executive will render such business and professional services in the performance of her duties as are customarily associated with Executive’s positions within the Company and Executive agrees to perform such other duties and functions that are consistent with such positions as shall from time to time be reasonably assigned or delegated to Executive by the Company’s Chief Executive officer (“CEO”) or Board of Directors (the “Board”). Executive’s employment under this agreement will commence on January 9, 2023 (the “Effective Date”). The period of Executive’s employment under this Agreement is referred to herein as the “Employment Term.” During the Employment Term, Executive shall report directly to the CEO. Executive’s primary place of business and work location for the performance of Executive’s duties and responsibilities will be at Executive’s residence which is currently located in Lexington, Massachusetts, provided, however, Executive will travel and/or provide services in person at Company offices from time to time when reasonably required for business purposes.

(b) Obligations. During the Employment Term, Executive will perform her duties faithfully and to the best of her ability and will devote her best efforts and full business time to the Company. Executive, if so requested by the CEO or Board, will also serve, without additional compensation, as an officer, director or manager of any subsidiary of the Company as necessary in order to carry out her obligations as Chief Medical Officer of the Company, it being understood that any such additional appointments will not materially increase her time requirements hereunder. For the duration of the Employment Term, Executive agrees not to engage, directly or indirectly, in any other business or businesses, whether or not similar to that of Company, except as herein permitted or with the consent of the CEO or Board. The foregoing notwithstanding, the parties recognize and agree that Executive may (i) engage in passive personal investment and charitable activities and serve on corporate boards of directors and (ii) during the first month of her employment consult with her current clientele for purposes of completing current assignments, provided that, in either case, such activities do not conflict with the business and affairs of Company or interfere with Executive’s performance of her duties hereunder.

2. At-Will Employment. Executive and the Company agree and acknowledge that Executive’s employment with the Company constitutes “at-will” employment, which means that either the Company or Executive may terminate Executive’s employment with the Company at any time and for any or no reason, and with or without cause, as more fully set forth in Section 7.

3. Compensation.

(a) Base Salary. During the Employment Term, beginning on the Effective Date, the Company will pay Executive as compensation for her services a base salary of $430,000 per annum (the “Base Salary”). The Base Salary will be paid in regular installments in accordance with the Company’s normal payroll practices (subject to required withholding). The first and last payment will be adjusted, if necessary, to reflect a commencement or termination date other than the first or last working day of a pay period. The Board will review the Executive’s performance, generally on an annual basis, with increases, if any, to the Base Salary, as determined by the Board in its sole discretion.

(b) Bonuses. Executive will be eligible to receive an annual incentive bonus for each calendar year, beginning with calendar year 2023, targeted at 40% of the prevailing Base Salary (the “Target Bonus”). The bonus periods and related performance metrics will be determined in advance of each bonus period by the Board or its Compensation Committee, based upon goals and objectives approved by the Board or its Compensation Committee with input from Executive, each as determined by the Board or the Compensation Committee in its sole discretion.

4. Employee Benefits. During the Employment Term, Executive will be entitled to participate in the employee benefit plans currently and hereafter maintained by the Company of general applicability to other senior executives of the Company, including, without limitation, the TFF Pharmaceuticals, Inc. 2021 Stock Incentive Plan (the “2021 Plan”) and the Company’s retirement, group medical, dental, vision, disability, life insurance and flexible-spending account plans, if applicable. The Company reserves the right to cancel or change the benefit plans and programs it offers to its employees at any time. In connection with her employment hereunder, the Company shall grant Executive options under the 2021 Plan to purchase 430,000 shares of the Company’s $0.001 par value common stock (the “Options”) pursuant to an Incentive Stock Option Agreement. The Options shall vest and first become exercisable over a four-year period from the Effective Date, with one-fourth of the Options (the “Initial Quarter”) vesting on the one-year anniversary of the Effective Date and the balance vesting in equal installments over the next 12 calendar quarters; provided, however, in the event of a Change in Control (as such term is defined in the 2021 Plan) all of the Options that are then outstanding and unvested will immediately vest in full and become immediately exercisable in full and will remain exercisable in accordance with their terms. The Options shall have an exercise price equal to the Fair Market Value (as defined in the 2021 Plan) on the date of grant and shall otherwise conform to the terms and conditions of the 2021 Plan. The Options will be granted and be subject to, and conditioned upon, the approval by the stockholders of the Company of an amendment to the Company’s certificate of incorporation for purposes of increasing its authorized Common Stock.

5. Paid Time Off. Executive will be entitled to paid time off of 15 days per year in accordance with the Company’s prevailing policy, with the timing and duration of specific periods mutually and reasonably agreed to by Executive and the Company.

6. Business Expenses. During the Employment Term, the Company will reimburse Executive for reasonable travel, entertainment or other expenses incurred by Executive in the furtherance of or in connection with the performance of Executive’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time.

7. Termination. Executive’s employment and this Agreement (except as otherwise provided hereunder) shall terminate upon the occurrence of any of the following, at the time set forth therefor (the “Termination Date”).

(a) Death or Disability. Immediately upon the death of Executive or a determination by the Company that Executive has ceased to be able to perform the essential functions of her duties, with or without reasonable accommodation, for a period of not less than one hundred and twenty (120) days in the aggregate within a one-year period, due to a mental or physical illness or incapacity (“Disability”) (termination pursuant to this Section 7(a) being referred to herein as termination for “Death or Disability”); or

(b) Voluntary Termination. Ninety (90) days following Executive’s written notice to the Company of termination of employment; provided, however, that the Company may waive all or a portion of the ninety (90) days’ notice and accelerate the effective date of such termination (and the Termination Date) (termination pursuant to this Section 7(b) being referred to herein as “Voluntary Termination”). Notwithstanding the foregoing sentence, in the event that the Company accelerates the effective date of such termination, the Company shall continue to provide Executive with the compensation and benefits under Section 3 above and Executive shall continue to vest under any existing option agreement or other stock-based award agreement through the date of termination specified in the Executive’s written notice of termination as if Executive had remained employed and the Company had not unilaterally accelerated the Termination Date.

(c) Termination For Cause. Immediately following notice of termination for “Cause” (as defined below), specifying such Cause, given by the Company (termination pursuant to this Section 7(c) being referred to herein as “Termination for Cause”). As used herein, “Cause” means (i) termination based on Executive’s conviction or plea of “guilty” or “no contest” to any crime constituting a felony in the jurisdiction in which committed, any crime involving moral turpitude (whether or not a felony), or any other violation of criminal law involving dishonesty or willful misconduct that injures the Company’s interests or reputation (whether or not a felony); (ii) Executive’s substance abuse that in any manner interferes with the performance of her duties; (iii) Executive’s failure or refusal to perform her duties at all or in an acceptable manner in the reasonable good faith judgment of the Board or to follow the lawful and ethical directives of the CEO that are within the scope of Executive’s duties which, if curable, is not cured within fifteen (15) days after receipt of written notice of such failure or refusal; (iv) Executive’s material breach of this Agreement which, if curable, is not cured within fifteen (15) days after receipt of written notice of such material breach; (v) Executive’s material breach of the Confidential Information Agreement (as defined below); (vi)  misconduct by Executive that has or could materially discredit or materially damage the Company; (vii) Executive’s indictment for a felony violation of the federal securities laws; or (viii) Executive’s chronic absence from work for reasons other than illness. The definition of Cause in this Section 7(c) shall apply in lieu of, and expressly supersede, the definition of Cause in Section 2.3 of the 2021 Plan.

(d) Termination Without Cause. Notwithstanding any other provisions contained herein, the Company may terminate Executive’s employment thirty (30) days following notice of termination without Cause given by the Company; provided, however, that during any such thirty (30) day notice period, the Company may suspend, with no reduction in pay or benefits, Executive from her duties as set forth herein (including, without limitation, Executive’s position as a representative and agent of the Company) (termination pursuant to this Section 7(d) being referred to herein as “Termination Without Cause”).

(e) Resignation for “Good Reason”. Notwithstanding any other provisions contained herein, Executive may resign her position for good reason if any one of the following events occurs, without Executive’s consent: (i) a material diminution in the Executive’s responsibilities, authority or duties; (ii) a reduction in Executive’s then current Base Salary greater than ten percent (10%), other than an across-the-board salary reduction or series of reductions that are based on the Company’s financial performance and similarly affect all or substantially all executive officers of the Company and do not exceed fifteen percent (15%) of Executive’s initial Base Salary; (iii) relocation of Executive’s primary place of business and work location farther than 50 miles from Executive’s primary place of business and work location at the commencement of this Agreement; or (iv) any action or inaction by the Company constituting a material breach of this Agreement; provided, however, that with respect to either of the foregoing clauses (i) – (iv) (collectively the “Good Reason Conditions”), Executive has (A) provided written notice to the Company of the existence of the Good Reason Condition(s) within ninety (90) days of the Good Reason Condition(s) first occurring, (B) the Company has failed to cure the Good Reason Condition(s) specified in such notice despite having been given thirty (30) days after receipt of such notice to cure such Good Reason Condition(s) (the “Cure Period”), and (C) Executive terminates her employment within thirty (30) days after the end of the Cure Period. If the Company cures the Good Reason Condition(s) during the Cure Period, Good Reason shall be deemed not to have occurred (termination pursuant to this Section 7(e) being referred to herein as “Resignation for Good Reason”).

(f) Other Remedies. Termination pursuant to this section above shall be in addition to and without prejudice to any other right or remedy to which the Company may be entitled at law, in equity, or under this Agreement.

8. Severance and Termination.

(a) Voluntary Termination, Termination for Cause, Termination for Death or Disability. In the case of a termination of Executive’s employment hereunder for Death or Disability in accordance with Section 7(a) above, or Executive’s Voluntary Termination in accordance with Section 7(b) above, or a termination of Executive’s employment hereunder for Cause in accordance with Section 7(c) above, (i) Executive shall not be entitled to receive payment of, and the Company shall have no obligation to pay, any severance or similar compensation attributable to such termination, other than Base Salary earned but unpaid, any vested benefits the Executive may have under any employee benefit plan of the Company through the Termination Date, which vested benefits shall be paid and/or provided in accordance with the terms of such employee benefit plans, and any unreimbursed expenses pursuant to Section 6 hereof incurred by Executive as of the Termination Date (collectively, the “Accrued Benefits”), and (ii) the Company’s other obligations under this Agreement shall immediately cease.

(b) Termination Without Cause and Resignation for Good Reason. Subject to the provisions set forth in this Agreement, in the case of a Termination Without Cause of Executive’s employment hereunder in accordance with Section 7(d) or Resignation for Good Reason in accordance with Section 7(e) above, the Company shall pay Executive the Accrued Benefits and (i) 12 months’ Base Salary then in effect and without the effect of any reduction constituting Good Reason, less statutory deductions and withholdings, payable in the form of salary continuation and pursuant to the Company’s normal payroll cycle, (ii) an amount equal to Executive’s prorated Target Bonus at 100% for the year in which such termination takes place, (iii) if Termination Without Cause or Resignation for Good Reason occurs within twelve (12) months of the Effective Date, a prorated acceleration of the vesting of the Options through the last day of the month during which the Termination Date occurs, (iv) if Termination Without Cause or Resignation for Good Reason occurs more than twelve (12) months after the Effective Date, a prorated acceleration of the vesting of the Options through the last day of the calendar quarter during which the Termination Date occurs, and (v) the continued reimbursement of health insurance premiums paid by Executive, consistent with the Company’s reimbursement of such premiums prior to termination, for the lesser of (A) twelve (12) months following such termination or (B) such time as Executive procures at a third party’s expense comparable health insurance (collectively, the “Severance Payments”). The Company’s obligation to make Severance Payments is conditioned upon Executive timely signing and returning to the Company (and not revoking), within sixty (60) days after the Termination Date, a release agreement in a form satisfactory to the Company (which shall include, but not be limited to, a full release of claims) and on Executive’s continued compliance with Executive’s obligations to the Company that survive termination of her employment in this Agreement in and in the Confidential Information Agreement. Notwithstanding anything to the contrary contained in this Agreement, the Release (i) shall not contain any terms or conditions that lessen the rights and benefits to which Executive is entitled under this Agreement or increase Executive’s obligations under this Agreement or the Confidential Information Agreement and (ii) shall provide that the following claims are excluded from the Release: (A) any claims or rights which cannot be waived by law; (B) any claims for the payments and benefits due under this Agreement or claims to enforce rights that accrue under this Agreement following termination of employment; (C) any claims or rights to any vested benefits or vested rights that Executive may have under any employee benefit, retirement, pension, or equity plans, including, without limitation, the 2021 Plan and awards granted under such plan(s); (D) non-termination related claims under the Employee Retirement Income Security Act (29 U.S.C. § 1001 et seq.), as amended; (E) any rights and/or claims under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) to elect continued group health plan coverage; (F) claims for reimbursement of approved business expenses incurred prior to the termination of employment; (G) rights, if any, to defense and indemnification from the Company or its insurers for actions taken by Executive in the course and scope of Executive’s employment with the Company, including, without limitation, rights of defense and indemnification under any indemnification agreement made and entered into by the Company and Executive, the Company’s articles of incorporation or bylaws, as a matter of law, or under any directors and officers insurance policies; or (H) any rights and/or claims Executive may have as a shareholder of the Company. The amounts payable under this Section 8(b) shall be paid or commence to be paid within 60 days after the Termination Date; provided, however, that if the 60-day period begins in one calendar year and ends in a second calendar year, such payment shall be paid or commence to be paid in the second calendar year by the last day of such 60-day period.

9. Timing of Payments and Section 409A.

(a) Notwithstanding anything to the contrary in this Agreement, if at the time of Executive’s termination of employment, Executive is a “specified employee,” as defined below, any and all amounts payable under Section 8 on account of such separation from service, to the extent required in order to avoid accelerated taxation and/or tax penalties under Section 409A of the Code (“Section 409A”) that constitute deferred compensation and would (but for this provision) be payable within six (6) months following the date of termination, shall instead be paid on the next business day following the expiration of such six (6) month period or, if earlier, upon Executive’s death. If any such delayed cash payment is otherwise payable on an installment basis, the first payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for the application of this provision, and the balance of the installments shall be payable in accordance with the original schedule.

(b) For purposes of this Agreement, all references to “termination of employment” and correlative phrases shall be construed to require a “separation from service” (as defined in Section 1.409A-1(h) of the Treasury regulations after giving effect to the presumptions contained therein), and the term “specified employee” means an individual determined by the Company to be a specified employee under Treasury Regulation Section 1.409A-1(i).

(c) Each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments.

(d) Any reimbursement for expenses or provision of in-kind benefits that would constitute nonqualified deferred compensation subject to Section 409A shall be subject to the following additional rules: (i) the amount of expenses eligible for reimbursement, or the in-kind benefits to be provided, during any taxable year shall not affect the amount of expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year; (ii) reimbursement of the expense shall be made, if at all, promptly, but not later than the end of the calendar year following the calendar year in which the expense was incurred; and (iii) the right to reimbursement or to in-kind benefits shall not be subject to liquidation or exchange for any other benefit.

(e) The parties hereto agree that their intent is that payments and benefits under this Agreement comply with or be exempt from Section 409A to the extent applicable. This Agreement shall be interpreted to comply with or be exempt from Section 409A, and all provisions of this Agreement shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A.

10. Company; Matters; Confidential Information.

(a) Confidential and Proprietary Information. Concurrently with or prior to the execution of this Agreement, Executive shall have signed a copy of the Company’s standard Proprietary Information and Inventions Agreement (the “Confidential Information Agreement”). The Company agrees to provide Executive with confidential information, as defined in the Confidential Information Agreement, subsequent to her execution of the Confidential Information Agreement.

(b) Resignation on Termination. On termination of Executive’s employment, Executive shall immediately (and with contemporaneous effect) resign any directorships, offices or other positions that Executive may hold in the Company or any of its subsidiaries, unless otherwise agreed by the parties.

(c) Notification of New Employer. In the event that Executive leaves the employ of the Company, Executive grants consent to notification by the Company to Executive’s new employer about Executive’s rights and obligations under this Agreement and the Confidential Information Agreement.

(d) Return of Company Property. Executive agrees that, at the time of leaving the employ of the Company, Executive will deliver to the Company (and will not keep in Executive’s possession, recreate or deliver to anyone else) any and all devices, records, data, notes, reports, proposals, lists, correspondence (including emails), specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items developed by Executive pursuant to Executive’s employment with the Company or otherwise belonging to the Company, its successors or assigns.

11. Assignment. This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors and legal representatives of Executive upon Executive’s death and (b) any successor of the Company. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, “successor” means any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance or other disposition of Executive’s right to compensation or other benefits will be null and void, unless otherwise required by law.

12. Notices. All notices, requests, demands and other communications called for under this Agreement shall be in writing and shall be delivered personally by hand or by courier, mailed by United States first-class mail, postage prepaid, or sent by electronic mail directed to the party to be notified at the address or electronic mail address indicated for such party on the signature page to this Agreement, or at such other address or electronic mail address as such party may designate by written notice to the other parties hereto. All such notices and other communications shall be deemed given upon personal delivery, three (3) days after the date of mailing, or upon confirmation of electronic mail.

13. Severability. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement will continue in full force and effect without said provision.

14. Arbitration.

(a) Except as provided in subsection (b) below, Executive agrees that any dispute, claim or controversy concerning her employment or the termination of her employment or any dispute, claim or controversy arising out of or relating to any interpretation, construction, performance or breach of this Agreement, shall be settled by arbitration conducted by a single arbitrator to be held in Suffolk County, Massachusetts in accordance with the National Rules for the Resolution of Employment Disputes then in effect of the American Arbitration Association (the “AAA”). The arbitrator may grant injunctions or other relief in such dispute or controversy. The decision of the arbitrator shall be final, conclusive and binding on the parties to the arbitration. Judgment may be entered on the arbitrator’s decision in any court having jurisdiction. To the extent permitted by law, the Company shall pay the arbitrator’s compensation and the AAA administrative fees associated with the arbitration, except for the filing fee capped at $300.00 for any arbitration that is initiated by Executive, and each party shall separately pay its respective counsel fees and expenses. Disputes which Executive agrees to arbitrate, and thereby agrees to waive any right to a trial by jury, include, to the extent permissible by law, any statutory claims under state or federal law, including, but not limited to, claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the Texas Commission on Human Rights Act, claims of harassment, discrimination or wrongful termination and any statutory claims. Executive further understands that this Agreement to arbitrate also applies to any disputes that the Company may have with Executive.

(b) Any party may also petition the court for injunctive or other equitable relief where either party alleges or claims a violation of this Agreement or the Confidential Information Agreement. In the event that either party seeks such relief, no bond shall be required, and the prevailing party shall be entitled to recover reasonable costs and attorneys’ fees. Any such relief will be filed in any state or federal court serving Suffolk County, Massachusetts.

(c) EXECUTIVE HAS READ AND UNDERSTANDS THIS SECTION, WHICH DISCUSSES ARBITRATION. EXECUTIVE UNDERSTANDS THAT BY SIGNING THIS AGREEMENT, EXECUTIVE AGREES, SUBJECT TO SECTION 14(b), TO SUBMIT ANY CLAIMS ARISING OUT OF, RELATING TO, OR IN CONNECTION WITH THIS AGREEMENT, OR THE INTERPRETATION, VALIDITY, CONSTRUCTION, PERFORMANCE, BREACH OR TERMINATION THEREOF TO BINDING ARBITRATION, AND THAT THIS ARBITRATION CLAUSE CONSTITUTES A WAIVER OF EXECUTIVE’S RIGHT TO A JURY TRIAL AND RELATES TO THE RESOLUTION OF ALL DISPUTES RELATING TO ALL ASPECTS OF THE EMPLOYER/EMPLOYEE RELATIONSHIP, INCLUDING BUT NOT LIMITED TO, DISCRIMINATION CLAIMS.

15. Integration. This Agreement, the Stock Option Agreement and the Confidential Information Agreement, represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral, including that certain term sheet dated December 16, 2022 between the parties relating to Executive’s employment hereunder.

16. Waiver; Amendment. No party shall be deemed to have waived any right, power or privilege under this Agreement or any provisions hereof unless such waiver shall have been duly executed in writing and acknowledged by the party to be charged with such waiver. The failure of any party at any time to insist on performance of any of the provisions of this Agreement shall in no way be construed to be a waiver of such provisions, nor in any way to affect the validity of this Agreement or any part hereof. No waiver of any breach of this Agreement shall be held to be a waiver of any other subsequent breach. This Agreement may only be amended or otherwise modified in a writing signed by the parties hereto.

17. Effect of Headings. The section and subsection headings contained herein are for convenience only and shall not affect the construction hereof.

18. Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original, and all such counterparts shall constitute but one instrument.

19. Tax Withholding. All payments made to Executive pursuant to this Agreement will be subject to withholding of applicable taxes.

20. Governing Law. This Agreement will be governed by the laws of the Commonwealth of Massachusetts (with the exception of its conflict of laws provisions).

21. Construction of Agreement. This Agreement has been negotiated by the respective parties, and the language shall not be construed for or against either party.

22. Voluntary Nature of Agreement; Legal Rights. Executive is executing this Agreement voluntarily and without any duress or undue influence by the Company or anyone else. Executive acknowledges that Executive has had the opportunity to consult with an attorney regarding the provisions of this Agreement and has either obtained such advice of counsel or knowingly waived the opportunity to seek such advice. Executive has carefully read this Agreement and has asked any questions needed for Executive to understand the terms, consequences and binding effect of this Agreement and fully understand it, including that Executive is waiving Executive’s right to a jury trial.

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IN WITNESS WHEREOF, each of the parties has executed this Agreement as of the day and year first above written.

“Company”

TFF Pharmaceuticals, Inc.,
a Delaware corporation

By:	/s/ Harlan Weisman
Harlan Weisman, M.D.,
President and Chief Executive Officer
	Address:	1751 River Run, Suite 400
Fort Worth, Texas 76107

“Executive”

/s/ Zamaneh Mikhak
Zamaneh Mikhak, M.D.
Address:	22 Eliot Road
Lexington, MA 02421
zmikhak@yahoo.com